Exhibit 99

December 20, 2019

Dominion Energy Completes Equity Recapitalization of Cove Point

RICHMOND, Va. – Dominion Energy, Inc. (NYSE: D), today announced that it has completed the transfer of a 25 percent non-controlling equity interest in Cove Point to Brookfield Super-Core Infrastructure Partners, an infrastructure fund managed by Brookfield Asset Management Inc., in exchange for cash consideration of approximately $2.1 billion – as previously announced on Oct. 21, 2019.

Dominion Energy Cove Point LNG, LP (Cove Point) owns a liquefied natural gas (LNG) import, export and storage facility located on the western shore of the Chesapeake Bay in Lusby, Md., including a 136-mile pipeline that interconnects the facility with the interstate pipeline system.

Nearly 7.5 million customers in 18 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D), headquartered in Richmond, Va. The company is committed to sustainable, reliable, affordable and safe energy and is one of the nation’s largest producers and transporters of energy with more than $100 billion of assets providing electric generation, transmission and distribution, as well as natural gas storage, transmission, distribution and import/export services. The company expects to cut generating fleet carbon dioxide emissions 55 percent by 2030 and reduce methane emissions from its gas assets 50 percent by 2030. Please visit www.DominionEnergy.com to learn more.

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CONTACTS:    Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dominionenergy.com

          Financial analysts: Steven Ridge, (804) 819-2492 or Steven.D.Ridge@dominionnenergy.com